Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

DIAMOND HILL INVESTMENT GROUP, INC.

* * * * * * * *

These Amended and Restated Articles of Incorporation shall supersede the existing Amended and Restated Articles of Incorporation of Diamond Hill Investment Group, Inc.

ARTICLE I.

The name of the corporation is Diamond Hill Investment Group, Inc. (the “Corporation”).

ARTICLE II.

The principal office of the Corporation in Ohio is located in Columbus in the County of Franklin, Ohio.

ARTICLE III.

The address of the statutory agent of the Corporation is 4400 Easton Commons Way, Suite 125, Columbus, Ohio 43219. The name of the statutory agent of the Corporation at such address is C T Corporation System.

ARTICLE IV.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 1701 of the Ohio Revised Code (the “General Corporation Law”).

ARTICLE V.

The total authorized number of shares of the Corporation for issuance is 1,000, all of which shall be common shares with a par value of $0.01 per share.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the code of regulations of the Corporation (the “Code of Regulations”) to the fullest extent permitted by the General Corporation Law.

ARTICLE VII.

The election of directors need not be conducted by written ballot except as, and to the extent, provided in the Code of Regulations.

ARTICLE VIII.

Unless the Corporation consents in writing to the selection of an alternative forum, the state and federal courts located in the City of Columbus, County of Franklin, Ohio, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, these Articles of Incorporation or the Code of Regulations or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said state and federal courts located in the City of Columbus, County of Franklin, Ohio, having personal jurisdiction over the indispensable parties named as defendants therein.